Exhibit 99.22

SECOND AMENDMENT
TO INTERCREDITOR AGREEMENT

This SECOND AMENDMENT, dated as of               , 2003 (this “Amendment”), among U.S. BANK TRUST NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company of Connecticut, National Association) not in its individual capacity, but solely as Trustee under the Northwest Airlines Pass Through Trust 2002-1G-1, Northwest Airlines Pass Through Trust 2002-1G-2, Northwest Airlines Pass Through Trust 2002-1C-1 and Northwest Airlines Pass Through Trust 2002-1C-2 (collectively, the “Senior Trustees”), under the Northwest Airlines Pass Through Trust 2002-1D (the “Class D Trustee”) and under the Northwest Airlines Pass Through Trust 2003-1 (the “2003-1 Trustee” and together with the Senior Trustees and the Class D Trustee, the “Trustees”), MBIA INSURANCE CORPORATION, as Policy Provider (the “Policy Provider”), WESTLB AG, NEW YORK BRANCH (formerly WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH), as Class G-1, Class G-2, Class C-1 and Class C-2 Primary Liquidity Provider (the “Primary Liquidity Provider”), CREDIT SUISSE FIRST BOSTON INTERNATIONAL, as Class G-1 and Class C-1 Above-Cap Liquidity Provider (the “Above-Cap Liquidity Provider” and together with the Primary Liquidity Provider, the “Liquidity Providers”), U.S. BANK NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company), not in its individual capacity, but solely as Subordination Agent and trustee under the Intercreditor Agreement referred to below (in such capacity, together with any successor appointed pursuant to Article VIII of such Intercreditor Agreement, the “Subordination Agent”) and NORTHWEST AIRLINES, INC. (“Northwest”).

Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in the Intercreditor Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Senior Trustees, the Liquidity Providers, the Policy Provider and the Subordination Agent have previously entered into the Intercreditor Agreement, dated as of August 5, 2002 as amended by the First Amendment to the Intercreditor Agreement dated as of November 20, 2002 among the Senior Trustees, the Class D Trustee and the Subordination Agent (the “Intercreditor Agreement”);

WHEREAS, as of the date hereof, Northwest Airlines Pass Through Trust 2003-1 will be created to hold, among other things, a beneficial interest in NWA Class D Certificate Trust II;

WHEREAS, Northwest Airlines Pass Through Trust 2003-1 will issue pass through certificates designated as “Class D Pass Through Certificates, Series 2003-1” pursuant to a Pass Through Trust Agreement dated as of June 3, 1999 among U.S. Bank Trust National Association (as successor pass through trustee), Northwest Airlines, Inc. and Northwest Airlines Corporation, as supplemented by Trust Supplement 2003-1 dated as of the date hereof;

WHEREAS, in connection with the issuance of the Class D Pass Through Certificates, Series 2003-1, the parties hereto wish to amend the Intercreditor Agreement to provide for an increase in the interest rate of the Class D Certificates;

WHEREAS, the effectiveness of this Amendment is conditioned upon, among other things, the consummation of the exchange offers contemplated by the Prospectus of Northwest Airlines, Inc. dated                     , 2003 (the “Exchange Offers”);

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT TO DEFINITIONS

Section 1.1.                                Certain Definitions.

The definition of “Stated Interest Rate” is hereby amended by deleting clause (v) thereof and inserting the following text in lieu thereof:

“(v) with respect to the Class D Certificates,        % per annum.”

ARTICLE II

GENERAL

Section 2.1.                                Effectiveness; Termination.

(a)                                This Amendment is entered into pursuant to and consistent with Section 9.1 of the Intercreditor Agreement.

(b)                                 This Amendment shall become effective and binding on the Trustees, the Policy Provider, the Liquidity Providers and the Subordination Agent upon the execution and delivery by the parties to this Amendment; provided, however, that this Amendment shall not become effective unless and until the Exchange Offers are consummated.

Section 2.2.                                Miscellaneous.

(a)                                  Each Liquidity Provider, by its execution and delivery of this Amendment, confirms that all of its obligations under the Intercreditor Agreement and the Liquidity Facilities provided by such Liquidity Provider remain unchanged and in full force and effect.

(b)                                 The Policy Provider, by its execution and delivery of this Amendment, confirms that all of its obligations under the Intercreditor Agreement and the Policies provided by such Policy Provider remain unchanged and in full force and effect.

(c)                                  Each party hereto agrees to execute and deliver all such further agreements or documents, if any, as shall be necessary to give effect to the provisions of this Amendment.

(d)                                 This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

(e)                                  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

(f)                                    On and after the date on which this Amendment becomes effective, each reference in the Intercreditor Agreement or in any other Operative Agreement to the “Intercreditor Agreement” shall be deemed to refer and be a reference to the Intercreditor Agreement as amended by this Amendment unless the context otherwise requires.

(g)                                 Section titles are for descriptive purposes only and shall not control or alter the meaning of this Amendment as set forth in the text.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written, and acknowledge that this Amendment has been made and delivered in the City of New York, and this Amendment has become effective only upon such execution and delivery and in accordance with the terms hereof.

U.S. BANK TRUST NATIONAL ASSOCIATION
(as successor to State Street Bank and Trust Company of Connecticut, National Association), not in its individual capacity but solely as Trustee for each of the Trusts

By:
Name:
Title:

WESTLB AG, NEW YORK BRANCH, as Primary Liquidity Provider

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL, as Above-Cap Liquidity Provider

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company), not in its individual capacity except as expressly set forth herein but solely as Subordination Agent and trustee

By:
Name:
Title:

MBIA INSURANCE CORPORATION, as Policy Provider

By:
Name:
Title:

NORTHWEST AIRLINES, INC.

By:
Name:
Title: